Exhibit 99.1

Bluescape Clean Fuels
Intermediate Holdings, LLC

Consolidated Financial Statements

as of December 31, 2022 and 2021

and for the years ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member and the Board of Managers of Bluescape Clean Fuels Intermediate Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bluescape Clean Fuels Intermediate Holdings, LLC and subsidiaries (the "Company") as of December 31, 2022, and 2021, the related consolidated statements of operations, changes in member’s equity, and cash flows, for the years ended December 31, 2022, and 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 6, 2023

We have served as the Company's auditor since 2022.

Bluescape Clean Fuels
Intermediate Holdings, LLC

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$463,475	$87,638
Prepaid expenses	113,676	53,761
Deferred transaction costs	3,258,880	-
Deferred financing costs	6,277	-

Total current assets	3,842,308	141,399

Security deposits	258,000	150,000
Property, equipment and improvements, net	7,414	13,037
Operating lease right-of-use assets, net	323,170	304,094
Intellectual patented technology	1,925,151	1,925,151

Total assets	$6,356,043	$2,533,681

Liabilities and Member’s Equity

Current Liabilities
Accounts payable	$2,857,223	$59,423
Accrued liabilities	762,119	98,440
Notes payable - insurance premium financing	11,166	8,185
Operating lease liabilities - current portion	237,970	224,566

Total current liabilities	3,868,478	390,614

Non-current Liabilities
Contingent consideration	1,299,000	8,850,000
Operating lease liabilities	85,200	79,528

Total liabilities	5,252,678	9,320,142

Member’s Equity
Member’s Equity	12,775,901	7,605,369
Accumulated deficit	(11,672,536)	(14,391,830)

Total member’s (deficit) equity	1,103,365	(6,786,461)

Total liabilities and member’s equity	$6,356,043	$2,533,681

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC

Consolidated Statements of Operations

	For the year ended December 31,
	2022	2021

General and administrative expenses	$(4,514,994)	$(3,605,580)
Contingent consideration	7,551,000	(8,810,000)
Research and development expenses	(316,712)	(509,545)

Income (loss) from operations	2,719,294	(12,925,125)

Net income (loss)	$2,719,294	$(12,925,125)

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels

Intermediate Holdings, LLC

Consolidated Statements of Changes in Member’s Equity

For the year ended December 31, 2022

			Total
	Member’s	Accumulated	Member’s
	Equity	Deficit	Equity (Deficit)
Balance - December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)
Capital contribution	3,750,000	-	3,750,000
Unit-based compensation expense	1,420,532	-	1,420,532
Net income	-	2,719,294	2,719,294
Balance - December 31, 2022	$12,775,901	$(11,672,536)	$1,103,365

For the year ended December 30, 2021

			Total
	Member’s	Accumulated	Member’s
	Equity	Deficit	Equity (Deficit)
Balance - December 31, 2020	$4,295,486	$(1,466,705)	$2,828,781
Capital contribution	2,000,000	-	2,000,000
Unit-based compensation expense	1,309,883	-	1,309,883
Net loss	-	(12,925,125)	(12,925,125)
Balance - December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)

Bluescape Clean Fuels

Intermediate Holdings, LLC

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$2,719,294	$(12,925,125)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Contingent consideration	(7,551,000)	8,810,000
Depreciation	10,034	19,903
Unit-based compensation expense	1,420,532	1,309,883
Amortization of right-of-use assets	237,850	229,253
Changes in operating assets and liabilities
Prepaid expenses	17,053	50,834
Security deposits	(108,000)	-
Accounts payable	108,121	25,701
Accrued liabilities	104,819	82,270
Operating lease liabilities	(237,850)	(229,253)
Net cash used in operating activities	(3,279,147)	(2,626,534)

Investing Activities
Purchases of property, equipment and improvements	(4,411)	(2,596)
Asset acquisition	-	(287,500)
Net cash used in investing activities	(4,411)	(290,096)

Financing Activities
Repayments of notes p ayable - insurance premium financing	(73,987)	(47,008)
Deferred transaction costs	(10,341)	-
Deferred financing costs	(6,277)	-
Capital contribution	3,750,000	2,000,000
Net cash provided by financing activities	3,659,395	1,952,992

Net Change in Cash	375,837	(963,638)

Cash, beginning of the period	87,638	1,051,276

Cash, end of the period	$463,475	$87,638

Noncash Investing and Financing Activities
Deferred transaction costs	$3,248,539	$-

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 1: Organization

Bluescape Clean Fuels Intermediate Holdings, LLC (the “Company” or “BCF”), a Delaware Limited Liability Company, was formed on July 31, 2020. The Company had no operations prior to the purchase of intellectual property and patented technology on August 7, 2020.

As of December 31, 2022, the Company was wholly-owned by its sole member and immediate parent, Bluescape Clean Fuels Holdings, LLC (“BCF Holdings”). BCF Holdings was controlled by Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”) through a series of intermediate entities.

The Company is a developer of a proprietary liquid fuel’s technology, the STG+ process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and municipal solid waste (“MSW”) as well as natural gas (including synthetic natural gas) and other feedstocks. BCF’s STG+ process converts syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline, methanol, or a stream miscible with crude oil (“synthetic crude”). The availability biogenic MSW and the economic and environmental drivers to divert these materials from landfills enables BCF to utilize these waste streams to produce renewable gasoline. The Company is focused on the development of technology used in turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any refining steps. Planned principal operations have not yet commenced. As of December 31, 2022 and December 31, 2021, the Company had not derived revenue from its principal business activities. The Company is managed as an integrated business; consequently, there is only one reportable segment.

The Company entered into a non-binding Business Combination Term Sheet dated December 15, 2021 (the “Term Sheet”) to combine with an existing Special Purpose Acquisition Company (SPAC). The Term Sheet indicates that the current equity holders of the Company would receive ownership interests in the merged entity implying an estimated fair value of $225,000,000 at closing and an earn out amount. Subsequently, the Company entered into a revised non-binding Business Combination Term sheet with the same Special Purpose Acquisition Company dated July 20, 2022.

On August 12, 2022, the Company signed a Business Combination Agreement with the SPAC. The implied value that the current equity holders of the Company would receive at closing remained unchanged ($225,000,000). The PIPE offering, related transactions and conditions needed to close such combination were completed on February 15, 2023 and such transaction has closed. See Note 8.

On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby, if the Business Combination discussed above reaches closing, the Contingent Consideration as discussed in Note 2 will be forfeited. As discussed in Note 7, the Business Combination closed and therefore the contingent consideration arrangement was terminated and no payments were made. Also on August 5, 2022, certain amendments to existing unit-based awards were made whereby all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings (as discussed in Note 5) will become fully vested in upon completion of the Business Combination. Additionally, as part of the amendment to these agreements, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to BCF Holdings’ Series A Preferred Unit holders (instead of 20%). The modifications to the Series A Incentive Units and Founders Units did not result in any incremental unit-based compensation expense in connection with the modification.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The Company has reclassified certain prior period amounts to conform to the current period’s presentation.

Risks and Uncertainties

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. The development of the Company’s projects are subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, commodity price risk impacting the decision to go forward with the projects, the availability and ability to obtain the necessary financing for the construction and development of projects.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingent assets and liabilities. The Company regularly assesses these estimates; however, actual amounts could differ from those estimates. The most significant items involving management’s estimates include estimates of unit-based compensation and contingent consideration. The impact of changes in estimates is recorded in the period in which they become known.

Principles of Consolidation

The Company’s policy is to consolidate all entities that the Company controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of Bluescape Clean Fuels Intermediate Holdings, LLC and its wholly-owned subsidiaries Bluescape Clean Fuels, LLC, Bluescape Clean Fuels Employee Holdings, LLC, Bluescape Clean Fuels EmployeeCo, LLC, and Maricopa Renewable Fuels I, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less at the time of purchase. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and insurance premium financing, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or currency risks arising from these financial instruments.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Property, Equipment, and Improvements

Property, equipment, and improvements are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers, office equipment and hardware	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvement

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2022	December 31, 2021
Accrued bonuses	86,120	86,120
Accrued legal fees	558,860	-
Other accrued expenses	117,139	12,320
	$762,119	$98,440

Leases

The Company accounts for leases under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet.

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of December 31, 2022 and 2021, the Company has only operating leases.

The Company’s right-of-use asset relates to an office facility, which includes an option to renew, with renewal terms that can extend the lease term up to 1 year. The exercise of the lease renewal is at the Company’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by the Company. The Company’s lease agreement does not contain residual value guarantees or material restrictions or covenants.

The Company’s lease is capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. (See note 4.)

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Intangible Assets

The Company’s intangible asset consists of its intellectual property and patented technology and is considered an indefinite lived intangible and is not subject to amortization. As of December 31, 2022 and 2021, the gross and carrying amount of this intangible asset was $1,925,151.

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested.

Based on the Company’s qualitative impairment assessment, including the implied transaction value of the business combination discussed in Note 1, the fair value of its indefinite-lived intangible asset is greater than its carrying amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Deferred Transaction Costs

Deferred transaction costs are expenses directly related to the business combination with the SPAC. These costs consist primarily of legal and accounting fees that the Company capitalized. The deferred transaction costs will be offset against the business combination proceeds and will be reclassified to additional paid-in capital in the period of the completion of the business combination with the SPAC.

Unit-Based Compensation

The Company applies the fair value method under ASC 718, Compensation—Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-Based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed.

The fair value of awards granted is estimated on the grant date using a Black-Scholes option valuation model. Expected volatility is based on historical volatility for guideline public companies that operate in the Company’s industry. The expected term of awards granted represents management’s estimate for the number of years until a liquidity event as of the grant date. The risk-free rate for the period of the expected term is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considered the distribution priority schedule or “waterfall calculation” in its estimation process.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Contingent Consideration

BCF Holdings has an arrangement payable to the Company’s CEO and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within 5 years of the closing date of the asset purchase described in Note 1. The Company remeasures this liability each reporting period and records any associated change in such obligation to the statement of operations.

In measuring the estimated amount payable under this arrangement as of December 31, 2022, the Company took into consideration the business valuation implied by the transaction entered into by the Company as described in Note 1 (Transaction approach to valuation) and a discounted cash flow analysis, which implied a value to existing equity holders of $225,000,000. Such implied value underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success or payout, and a specified contractual return hurdle (based on internal rate of return).

During the year ended December 31, 2022, the Company reduced its probability of payment of the contingent consideration due to the likelihood of closing the Business Combination with the SPAC, at which time the contingent payment would be forfeited. The Company also updated its expected timing of transaction closing to occur in February of 2023 or approximately four months later than originally assumed as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. The Company also updated its volatility assumption and discount rate (including risk free rate) used in the valuation. Accordingly, the Company recorded a reduction in contingent consideration totaling $7,551,000 during the year ended December 31, 2022, resulting in a contingent consideration liability balance of $1,299,000 as of December 31, 2022. The measurement of this contingent consideration liability was a classified as a recurring Level 3 fair value measurement. As discussed in Notes 1 and 7, the Business Combination closed and therefore the contingent consideration arrangement was terminated and no payments were made.

There were no transfers into or out of Level 3 during the years ended December 31, 2022 and 2021.

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws; however, the Company is subject to state income taxes within certain states under the provisions of the Internal Revenue Code and applicable state laws. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal and state income taxes has been included in the accompanying consolidated financial statements.

Impact of COVID-19 Pandemic

The Company is monitoring the ongoing COVID-19 pandemic, which has disrupted the global economy and financial markets. There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted. The Company has considered information available to it as of the date of issuance of these financial statements and has not currently experienced significant negative impact to its operations, liquidity or capital resources as a result of the COVID-19 pandemic.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 3: Property, Equipment, and Improvements

Major classes of property, equipment, and improvements are as follows:

	December 31, 2022	December 31, 2021

Computers, office equipment and hardware	$11,461	$7,050
Furniture and fixtures	1,914	1,914
Machinery and equipment	36,048	36,048

Property, equipment, and improvements	49,423	45,012
Less: accumulated depreciation	42,009	31,975

Property, equipment and improvements, net	$7,414	$13,037

Depreciation of property, equipment, and improvements amounted to $10,034 and $19,903 for the years ended December 31, 2022 and 2021, respectively.

Note 4: Commitments and Contingencies

Leases

On October 17, 2022, the Company entered into a 25-year land lease in Maricopa, Arizona with the intent of building a biofuel processing facility. The commencement date of the lease is in February of 2023, as control of the identified asset did not transfer to the Company on the effective date of the lease. As such, the Company did not record a ROU asset nor a lease liability as of December 31, 2022, specific to the land lease.

As of December 31, 2022, the Company maintains a lease for office and production facilities under a lease that expires in April 2023. The lease also contains a renewal option for a period of one year from the current date of expiration, which was included in the lease liability as of December 31, 2022 as the lease was reasonably certain of being renewed. The lease was renewed in January 2023 and now expires in April 2024. The lease also requires the Company to pay all executory costs (property taxes, maintenance, and insurance).

Supplemental information related to the Company’s office lease is as follows:

	December 31, 2022	December 31, 2021
Right-of-use assets obtained in exchange for operating lease	$323,170	$304,094
Remaining lease term – operating lease	1.33 years	1.33 years
Discount rate – operating lease	7.5%	7.5%

Future minimum lease commitments as of December 31, 2022, are as follows:

2023	$252,179
2024	$85.970
Total	$338,149
Less: Interest	$(14.979)
Present value of lease liabilities	$323,170

Total operating lease expense for the years ended December 31, 2022 and 2021 was $237,850 and $229,253, respectively.

Contingencies

The Company is not party to any litigation.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 5: Member’s Equity

During the years ended December 31, 2022 and 2021, the Company received capital contributions from BCF Holdings totaling $3,750,000 and $2,000,000, respectively.

The Company is a wholly-owned subsidiary of BCF Holdings. BCF Holdings has entered into several compensation related arrangements with management of the Company. Compensation cost associated with these arrangements has been allocated to the Company from BCF Holdings as the employees are rendering services to the Company. However, the ultimate contractual obligation related to these awards, including any future settlement, rests with BCF Holdings.

Series A Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Series A Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Series A Incentive Unit holders participate in earnings and distributions after a specified return to the Series A Preferred Unit holders. There were 800 Series A Incentive Units issued on August 7, 2020, and outstanding at December 31, 2022 and December 31, 2021.

Founder Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Founder Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Founder Incentive Unit Holders participate in distributions after a specified aggregate amount of distributions paid to the Series A Preferred Unit holders. There were 1,000 Founder Incentive Units issued on August 7, 2020, and outstanding at December 31, 2022 and December 31, 2021.

Note 6: Incentive Units

The Company follows the provisions of FASB ASC Topic 718, Compensation – Stock Compensation, as applicable to incentive units awarded by the Company and the Company’s recognition of compensation expense.

At the direction of the Company’s Board of Directors, Series A Preferred Incentive Units (Service-Based) and Series A Founder Incentive Units (Performance-Based) under the Limited Liability Company Agreement were issued to certain management members as indicated above. The Company considers these units to be equity awards and measures their fair value at the grant date.

Vesting of such units for the year ended December 31, 2022 and December 31, 2021 are as follows:

Service-Based Units

Such units shall vest in equal installments of 25% on each of the first through fourth anniversaries of the August 7, 2020, grant date subject to the participant’s continuous service through such dates.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Performance-Based Units

Such units shall become fully vested in the event that distributions are made on account of such units subject to the participant’s continuous service through such dates.

As discussed in Note 7, the Business Combination closed on February 15, 2023 and therefore, all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings became fully vested on that date.

During the years ended December 31, 2022 and 2021, the Company recorded $1,420,532 and $1,309,883, respectively, in award-based compensation expense for the Service-Based units which is included within general and administrative expenses in the accompanying statements of operations. As of December 31, 2022, there was $2,146,792 and $593,500 of total unrecognized compensation cost related to nonvested Service-Based and Performance-Based awards granted, respectively.

A summary of the status of the Company’s nonvested units as of December 31, 2022 and changes during the year then ended, is presented below:

	Service-based units	Weighted average grant- date fair value per unit	Service and performance- based units	Weighted average grant- date fair value per unit
Nonvested, beginning of year	600	$6,778	1,000	$594
Granted	0	0	0	0
Vested	200	6,778	0	0
Forfeited	0	0	0	0
Nonvested, end of year	400	$6,778	1,000	$594

A summary of the status of the Company’s nonvested units as of December 31, 2021, and changes during the year then ended is presented below:

	Service-based units	Weighted average grant- date fair value per unit	Service and performance- based units	Weighted average grant- date fair value per unit
Nonvested, beginning of year	800	$6,778	1,000	$594
Granted	0	0	0	0
Vested	200	6,778	0	0
Forfeited	0	0	0	0
Nonvested, end of year	600	$6,778	1,000	$594

Note 7: Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

There were no related party transactions entered into with Green Energy Partners, Inc, our controlling owner BERR or its general partner, Bluescape Energy Partners IV GP LLC, and registered investment advisor Bluescape Energy Partners LLC for the year ended December 31, 2022. During the year ended December 31, 2021, the Company paid $2,758 in fees related to franchise tax and other tax preparation services on behalf of Green Energy Partners, Inc.

Bluescape Clean Fuels

Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 8: Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 6, 2023, the date that the financial statements were issued.

On August 12, 2022, the Company and BCF Holdings entered into a business combination agreement with Verde Clean Fuels, Inc., a Delaware corporation (formerly CENAQ Energy Corp.), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CENAQ Energy Corp., and CENAQ Sponsor LLC, A Delaware limited liability company. In connection with the closing of the business combination, on February 15, 2023, the combined company changed its name to Verde Clean Fuels, Inc. (“Verde”), and shares of Class A common stock of Verde began trading on the NASDAQ Capital Markets on February 16, 2023 under the symbol “VGAS” along with the public warrants under the symbol “VGASW.” Cash consideration received by Verde at closing totaled $51 million prior to the payment of closing-related costs, of which $32 million was received from the PIPE investors and the remaining $19 million in proceeds was from CENAQ’s trust account.

Concurrent with the business combination, $3,750,000 of capital contributions from BCF Holdings related to the Series A Preferred Units were repaid upon closing of the transaction, and the units were cancelled.

Also concurrent with the business combination, Diamondback Energy, Inc. (“Diamondback”), through its wholly-owned subsidiary, Cottonmouth Ventures LLC (“Cottonmouth Ventures”), made a $20 million equity investment in Verde (which is included in the amount of proceeds from the PIPE investors noted above) and has entered into an Equity Participation Right Agreement pursuant to which Verde will grant Cottonmouth the right to participate and jointly develop Permian Basin facilities utilizing Verde’s STG+ technology for the production of gasoline derived from economically disadvantaged natural gas feedstocks.

On February 14, 2023, the 25-year land lease in Maricopa, Arizona commenced with the intent of building a biofuel processing facility.